SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report: March 11, 2005

Limelight Media Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-09358	88-0441338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Centerview Parkway, Suite 115, Memphis, TN	38018
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (901) 757-0195

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

(a)   On March 11, 2005, we entered into a Stock Purchase Agreement with OTR Media, Inc., a Nevada corporation ("OTR"), pursuant to which we acquired approximately fifty-one percent (51%) of the outstanding capital stock of OTR. The description of such agreement contained in Item 2.01 below is incorporated herein by reference.

SECTION 2 - FINANCIAL INFORMATION

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 11, 2005, we acquired 10.2 million shares of common stock of OTR, representing 51% of the outstanding capital stock of OTR. OTR is a privately-held company based in Bowling Green, Kentucky that provides outdoor advertising services primarily through the placement of mobile billboards on tractor trailers. The acquisition was effected pursuant to a Stock Purchase Agreement, dated as of March 11, 2005, by and between our company and OTR. In consideration for the shares, we agreed to assume financial and operational control and responsibility of OTR from and after April 15, 2005. Concurrently with the acquisition, David V. Lott, our Chairman of the Board, Chief Executive Officer and President, was elected to serve on the board of directors of OTR.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Financial statements, if any, required by this item will be filed by within the time period prescribed by this item.

(b)	Pro Forma Financial Information.

Pro forma financial information, if any, required by this item will be filed by within the time period prescribed by this item.

(c)	Exhibits.

Number	Documents

2.1	Stock Purchase Agreement, dated as of March 11, 2005, between Limelight Media Group, Inc and OTR Media, Inc.

99.1	Press Release, dated March 11, 2005, relating to the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT MEDIA GROUP, INC.
Date: March 16, 2005
By: /s/ David V. Lott
Name: David V. Lott
Its: Chief Executive Officer

EXHIBIT INDEX

Number	Documents

2.1	Stock Purchase Agreement, dated as of March 11, 2005, between Limelight Media Group, Inc and OTR Media, Inc.

99.1	Press Release, dated March 11, 2005, relating to the acquisition.